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                                                                    EXHIBIT 99.1

THURSDAY APRIL 13, 4:30 PM EASTERN TIME

COMPANY PRESS RELEASE
SOURCE: Molecular Devices Corporation

MOLECULAR DEVICES REPORTS RECORD REVENUES AND EARNINGS FOR FIRST QUARTER 2000

SUNNYVALE, Calif., April 13 /PRNewswire/ - Molecular Devices Corporation (Nasdaq: MDCC) today announced record revenues and earnings for the first quarter of 2000.

Revenues for the first quarter of 2000 were $17,068,000, an increase of 26% compared with $13,507,000 reported in the same period last year. Operating income in the first quarter increased 38% to $3,847,000 from $2,788,000 reported in the same period last year. Operating margins increased to 23% in the first quarter of 2000 as compared to 21% in the first quarter of 1999.

Net income during the period increased 32% to $2,604,000 compared with $1,974,000 reported in the same period last year. Diluted earnings per share were $0.25 for the first quarter of 2000 as compared to $0.20 in the first quarter of 1999.

Commenting on the financial results, Joseph D. Keegan, Ph.D., Molecular Devices' President and Chief Executive Officer, said, "This was another exceptional quarter for MDC as we continued to meet both our strategic and financial goals. We introduced two significant new Maxline products during the quarter, the SPECTRAmax Gemini XS fluorometric plate reader and the SPECTRAmax PLUS384 spectrophotometer. These two product introductions, along with a record performance from our FLIPR product line, fueled our top line growth."

Molecular Devices Corporation is a leading developer of high-performance, bioanalytical measurement systems that accelerate and improve drug discovery and other life sciences research. The Company's systems enable pharmaceutical and biotechnology companies to leverage advances in genomics and combinatorial chemistry by facilitating the high throughput and cost effective identification and evaluation of drug candidates. The Company's instrument systems are based on its advanced core technologies which integrate its expertise in engineering, molecular and cell biology and chemistry and are fundamental tools for drug discovery and life sciences research.

This press release contains "forward-looking" statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Molecular Devices Corporation to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in the Company's SEC reports, including its Annual Report on Form 10K for the year ended December 31, 1999.


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                          MOLECULAR DEVICES CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)


                                             Three Months Ended
                                                  March 31,
                                              2000          1999
                                                 (unaudited)

TOTAL REVENUES                             $ 17,068       $ 13,507

TOTAL COST OF REVENUES                        6,250          5,264

GROSS MARGIN                                 10,818          8,243

OPERATING EXPENSES:
  Research and development                    1,888          1,590
  Selling, general and administrative         5,083          3,865

    Total operating expenses                  6,971          5,455

INCOME FROM OPERATIONS                        3,847          2,788
Other income, net                               387            421

INCOME BEFORE TAXES                           4,234          3,209
Income tax provision                         (1,630)        (1,235)

NET INCOME                                 $  2,604       $  1,974

BASIC NET INCOME PER SHARE                 $   0.27       $   0.21

DILUTED NET INCOME PER SHARE               $   0.25       $   0.20

SHARES USED IN COMPUTING
 BASIC NET INCOME PER SHARE                   9,706          9,528

SHARES USED IN COMPUTING
 DILUTED NET INCOME PER SHARE                10,596          9,963

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                          MOLECULAR DEVICES CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                             March 31, December 31,
                                                2000          1999
ASSETS:                                      (unaudited)
  Current assets:
    Cash and cash equivalents                  $27,467      $28,192
    Accounts receivable, net                    18,688       17,416
    Inventories                                  9,632        7,918
    Deferred tax asset                           2,465        2,465
    Other current assets                           816          721
      Total current assets                      59,068       56,712

Equipment and leasehold improvements, net        4,527        2,776
Other assets                                     6,467        5,263
                                               $70,062      $64,751

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Accounts payable                           $ 4,231      $ 2,624
    Accrued liabilities                          5,757        5,343
      Total current liabilities                  9,988        7,967

  Stockholders' equity:                         60,074       56,784
                                               $70,062      $64,751

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